EXHIBIT 99
                                               Tina S. Barry
                                               (214) 830-1484


Kimberly-Clark Forecasts Earnings....Reviews Proposed IPO of
Pulp and Newsprint Operations....Forms Joint Venture in
China....Plans to Increase Investment in South Africa....and
Expands in South America

DALLAS, December 13, 1994--At a meeting with investors and securities analysts here today, Wayne R. Sanders, chairman of the board and chief executive officer of Kimberly-Clark Corporation, said analysts' consensus estimate of 85 cents a share in the fourth quarter of 1994 is "in line with the company's expectations." For the full year 1994, he said sales, operating profit and earnings will be all-time records.
     Excluding the impact of a potential sale of Kimberly-Clark's North American pulp and newsprint operations, Mr. Sanders said he is "comfortable" with analysts' consensus estimate of $3.83 a share for 1995.
     "While we expect the cost of matching a competitor's price and count reductions on diapers in the U.S. to restrain earnings in 1995, particularly in the first quarter, the year will benefit from price increases on tissue and other paper products," he said.
     Because of deterioration in the Canadian equity market, the company is reviewing the timing and structure of a proposed initial public offering of a partial interest in its pulp and newsprint operations and is less certain that the offering will occur in 1995. If it does, Mr. Sanders said the one-time gain "should more than offset the earnings dilution in 1995 from the sale."
     In reviewing the company's commitment to global expansion, he said Kimberly-Clark is aggressively expanding in Europe, Asia and South America and that it intends to increase its presence in South Africa.
     Regarding Europe, Mr. Sanders said: "In September, I thought that we could break even in Europe sometime in 1995. Now, with pulp costs increasing and vigorous competition and high promotional spending on diapers continuing, I expect European losses to continue in 1995, but to be substantially less than in 1994."
     Huggies diapers have recently become available in France, and shipments to Belgium will begin in a couple of weeks. "Response from the retail trade has been exceptionally good in both countries," Mr. Sanders said. "In the U.K., where we launched Huggies diapers earlier this year, our market share is already in the mid-teens."
     As for Asia, Kimberly-Clark has acquired a 90 percent interest in the Handan Comfort and Beauty Group, manufacturer of the leading brand of feminine pads in China. "Through this acquisition, Kimberly-Clark gains about a 25 percent share of China's rapidly growing $100 million feminine care market, as well as distribution channels for its other consumer products," Mr. Sanders said. "With a population of 1.2 billion and a relatively undeveloped feminine care market, China offers tremendous potential."
     In South Africa, Kimberly-Clark intends to increase its investment in Carlton Paper Corporation Ltd. to 50 percent early next year, Mr. Sanders said. Kimberly-Clark currently owns 38.7 percent of Carlton while the company's partner in South Africa, Holdains Ltd., owns approximately 50 percent. The remaining shares are held by individual investors.
     "The dramatic changes in South Africa's political situation and this market's long-term growth potential make this an opportune time to increase our ownership in Carlton," he said. "Carlton's sales in 1993 were more than $150 million, and market shares for its bathroom tissue, facial tissue, feminine pads and diapers range from 33 to 66 percent."
     In South America, Kimberly-Clark's Argentine and Colombian operations have recently expanded sales of diapers into Chile, Uruguay and Bolivia. Other projects in 1995 will further increase the company's position in South America, he added.
     "Our strategy is to expand our presence outside North America, transferring our technologies worldwide to build global brands," Mr. Sanders said. "This year, revenue from operations outside North America will grow at nearly three times the domestic rate."
     Kimberly-Clark is a manufacturer of household, personal care and health care products, as well as newsprint and premium business, correspondence and specialty papers. Its well-known consumer products include Huggies diapers, Huggies Pull-Ups training pants, Pull-Ups GoodNites underpants, Huggies baby wipes, Kleenex facial tissue, Kleenex premium bathroom tissue, Kotex and New Freedom feminine care products, Hi-Dri household towels and Depend and Poise incontinence care products.